EXHIBIT 15.1

To the Board of Directors and Shareholders

Of Crawford & Company:

We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Crawford & Company International Employee Stock Purchase Plan of Crawford & Company of our reports dated August 10, 2009 and May 5, 2009 relating to the unaudited condensed consolidated interim financial statements of Crawford & Company that are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

/s/    Ernst & Young LLP

Atlanta, Georgia

August 12, 2009